UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018

Proxy Statement and

Annual Meeting Notice

Otter Tail Corporation

Annual Meeting of Shareholders

Monday, April 9, 2018

10:00 A.M. (CDT)

Bigwood Event Center

Country Inn & Suites

925 Western Avenue

(Highway 210 West and Interstate 94)

Fergus Falls, Minnesota 56537

Coffee will be served at 9:15 A.M. (CDT)

Lunch will follow the meeting.

No reservation is necessary.

Please bring a copy of your Notice of Internet Availability of Proxy Materials or your

Proxy Card to register at the Annual Meeting.

Contact Shareholder

Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

                    March 1, 2018

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Country Inn & Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota 56537 at 10:00 A.M. (CDT) on Monday, April 9, 2018.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Ms. Karen M. Bohn, Mr. Charles S. MacFarlane and Mr. Thomas J. Webb for three-year terms on the Board of Directors. Shareholders will be asked to approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement. Finally, shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Otter Tail Corporation uses the U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). Most shareholders will receive the Notice instead of a paper copy of our Proxy Statement, Proxy Card and the 2017 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents over the internet or, if you prefer, instructions on how to receive paper or e-mail copies of the proxy materials. We believe this process provides shareholders with the information they need in a timely manner while reducing environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares by telephone, internet or the mail. Instructions on voting your shares are on the Notice or Proxy Card you received for the Annual Meeting.

If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan participants should follow the instructions provided by Equiniti Trust Company.

Sincerely,

Nathan I. Partain
Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Country Inn & Suites, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota 56537, on Monday, April 9, 2018, at 10:00 A.M. (CDT) to consider and act upon the following proposals:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years expiring in April 2021.

2.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in the Proxy Statement.

3.	To ratify the appointment of Deloitte & Touche LLP as Otter Tail Corporation’s independent registered public accounting firm for the year 2018.

4.	To transact such other business as may properly be brought before the meeting.

March 1, 2018

JENNIFER O. SMESTAD

Vice President

General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 9, 2018: Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at http://www.ottertail.com/annual.cfm

Your Vote is Important

Please vote your proxy by telephone or the internet as described in the instructions on the Notice. If you received paper copies of proxy materials, you can also sign, date and return the accompanying Proxy Card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a Proxy Card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan (“ESOP”) participants should follow the instructions provided by Equiniti Trust Company.

The Proxy Statement and Annual Report on Form 10-K were either made available to you over the internet or mailed to you beginning on or about March 1, 2018. Shareholders who are receiving a paper copy of the Proxy Statement and Annual Report on Form 10-K can elect to receive future reports over the internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259 or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person, contact Shareholder Services at our toll free number 800-664-1259.

Proxy Statement Questions and Answers

1.	Q: Why am I receiving these materials?

A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 9, 2018. As a shareholder, you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

2.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only common shareholders of record at the close of business on February 15, 2018, are entitled to vote at the Annual Meeting. As of the record date, 39,626,594 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q: What proposals may I vote on at the Annual Meeting?

A:	You may vote on whether:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years expiring in April 2021.

2.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2018.

4.	To transact such other business as may properly be brought before the meeting.

4.	Q: How do I vote my shares?

A:	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent to most of our shareholders the Notice containing instructions on how to access this Proxy Statement and our Annual Report via the internet. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request one.

You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, you have three voting options:

•	by telephone;

•	by internet; or

•	by Proxy Card.

If you intend to vote by proxy, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, you also received a Proxy Card for voting your shares. To register your vote, complete, date and sign the Proxy Card and return it in the enclosed envelope, or vote your proxy by telephone or internet in accordance with the voting instructions on the Proxy Card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

5.	Q: May I change my vote?

A:	You have the right to revoke your proxy any time before the Annual Meeting by:

•	providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;

•	submitting another proper proxy by telephone or the internet; or

•	submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q: How are the votes counted?

A:	In Proposal 1, the election of Directors, you may vote FOR all of the nominees or you may WITHHOLD your vote for one or more nominees. You may vote FOR, AGAINST or ABSTAIN on Proposal 2, the non-binding advisory vote on the compensation provided to the Named Executive Officers as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN with respect to Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. If you return your signed Proxy Card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals.

Shares voted as abstentions (or as “withhold authority” as to Directors) will have the effect of votes “against” those proposals because they will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of the matter as to which the shareholder has abstained or withheld authority.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits “broker non-votes,” meaning a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, but they do not have discretionary authority to vote on either of the other proposals.

7.	Q: Where and when will I be able to find the results of the voting?

A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

8.	Q: Who bears the cost of soliciting votes for the Annual Meeting?

A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Security Ownership of Certain Beneficial Owners

The total outstanding common shares of Otter Tail Corporation as of February 15, 2018, was 39,626,594. Only common shareholders of record as of February 15, 2018, are entitled to vote at the Annual Meeting of Shareholders. The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 15, 2018, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355-2331	3,655,117[1]	9.2%
Cascade Investment, LLC 2365 Carillon Point Kirkland, WA 98033	3,456,499[2]	8.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,568,331[3]	6.5%

(1)	Based on information in an Amendment No. 5 to Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 7, 2018 for its holdings as of December 31, 2017, Vanguard reported that it has sole voting power as to 43,241 shares, shared voting power as to 7,000 shares, sole investment power as to 3,607,476 shares, and shared investment power as to the remainder.

(2)	Based on information in an Amendment No. 9 to Schedule 13D jointly filed by Cascade Investment, LLC (“Cascade”) and William H. Gates, III, with the SEC on January 9, 2012, with respect to their holdings as of January 5, 2012. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. Michael Larson, Cascade Business Manager, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(3)	Based on information in an Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 24, 2018 for its holdings as of December 31, 2017, BlackRock reported that it has sole voting power as to 2,482,741 shares and sole investment power as to 2,568,331 shares.

Election of Directors

The Board of Directors of Otter Tail Corporation is composed of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Ms. Karen M. Bohn, Mr. Charles S. MacFarlane, and Ms. Joyce Nelson Schuette expire at the time of the 2018 Annual Meeting of Shareholders. Ms. Schuette has advised the Board of Directors that she intends to retire from Board service at the conclusion of her term.

Under the direction of the Board of Directors, the Corporate Governance Committee engaged in an extensive search to fill the Board vacancy created by Ms. Schuette’s retirement. The Committee’s search process ultimately identified Mr. Thomas J. Webb as the most appropriate candidate for nomination to the Board of Directors. The Committee was assisted by Schall Executive Search (“Schall”) in identifying potential Director candidates, including Mr. Webb. The Corporate Governance Committee developed a profile for the Director nominee, Schall identified a pool of potential candidates for review by the Committee and, following review, the Committee selected final candidates for interviews. The Committee determined Mr. Webb best fit the profile and the present needs of the Board of Directors. Mr. Webb’s biography is included with the biographies of the other Director candidates below.

The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Ms. Bohn, Mr. MacFarlane, and Mr. Webb for election to serve three-year terms ending at the time of the Annual Meeting of Shareholders in 2021.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote for Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve or for good reason will not serve, which is a contingency not now anticipated.

The Board of Directors has adopted a governance guideline whereby a Director candidate in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation for the Board’s consideration. After recommendation from the Corporate Governance Committee, the Board shall determine whether to accept the resignation and publicly disclose that decision within 90 days from the date of the certification of the election results.

Biographies of the Director nominees and of the continuing Directors are found on the following pages. These biographies include the age of each Director (as of the 2018 Annual Meeting of Shareholders), an outline of his or her business experience and the reasons for his or her selection for the Board. Except as noted in the table on the following pages, each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. Charles S. MacFarlane, all of the Directors and Director nominees are independent as defined by the Nasdaq Listing Standards. However, due to Mr. Erickson’s longstanding ties to Otter Tail Corporation, he serves on no standing committees. The Board gave additional consideration to the independence of Mr. Partain as he will begin his 25th year on the Board of Directors. The Board concluded he was independent because he is actively employed outside of his Board service, he has no business-related contacts with Otter Tail Corporation outside of his Board service, and his social contacts with management are limited to Board-related activities.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Nominees for election for three-year terms expiring in April 2021:
Karen M. Bohn

Edina, Minnesota

President

Galeo Group, LLC

(management consulting firm)

Director and Board Chair

Ameriprise Certificate Company

Ms. Bohn provides the Board with her business and financial expertise developed over the course of her career in the financial services sector as well as her insight gained from providing consulting services in the areas of governance, management effectiveness, and strategy to a variety of large and small companies.

Ms. Bohn is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Ms. Bohn serves on the Audit and Corporate Governance Committees.

		64	2003
Charles S. MacFarlane

Fergus Falls, Minnesota

President and Chief Executive Officer (since April 2015), Chief Operating Officer (2014-2015), Senior Vice President, Electric Platform (2003-2014)

Otter Tail Corporation

Chief Executive Officer (2007-2014),

President (2003-2014)

Otter Tail Power Company

Mr. MacFarlane provides the Board a direct link to the Executive Management team of Otter Tail Corporation. Mr. MacFarlane is critical to the development and execution of the strategic direction of Otter Tail Corporation. Mr. MacFarlane also provides the Board with the benefit of his business and utility expertise developed over the course of his career at Otter Tail Power Company and Xcel Energy, Inc.

Mr. MacFarlane does not serve on standing committees.

		53	2015
Thomas J. Webb

Richland, Michigan

Retired Executive Vice President and

Chief Financial Officer (2002-2017)

Vice Chairman (2017)

CMS Energy Corporation

(gas and electric utility)

Chairman of the Board

(2002-present)

EnerBank® USA, a subsidiary of CMS Energy Corporation

Mr. Webb provides the Board with the benefit of his extensive utility and corporate accounting, finance, and financial reporting expertise from his service as Chief Financial Officer of CMS Energy Corporation. In addition, he served as Chief Financial Officer for Kellogg Company (1999-2002) and Visteon Corporation (1996-1999) as well as various financial positions at Ford Motor Company (1977-1996).

		65	Nominee

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2020:
John D. Erickson	Fergus Falls, Minnesota Former President and Chief Executive Officer Otter Tail Corporation Consultant ECJV Holdings, LLC, an entity controlled by Cascade Investment, LLC As former Chief Executive Officer, Mr. Erickson provides the Board his leadership experience, financial expertise and knowledge of Otter Tail Corporation and the utility industry. Mr. Erickson does not serve on standing committees.	59	2007
Nathan I. Partain

Chicago, Illinois

Chairman of the Board

Otter Tail Corporation

President and Chief Investment Officer

Duff & Phelps Investment Management Co.

President, Chief Executive Officer and Chief Investment Officer

DNP Select Income Fund, Inc.

(closed-end utility income fund)

Director, DNP Select Income Fund Inc.; DTF Tax-Free Income Inc.; Duff & Phelps Utility and Corporate Bond Trust Inc.; Duff & Phelps Global Utility Income Fund, Inc. (These four closed end investment fund companies share a common board, of which Mr. Partain is one of ten Directors. These entities constitute a single fund complex under SEC rules).

The Board benefits from the financial expertise Mr. Partain provides as well as from the knowledge he has acquired regarding the utility industry from over 30 years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.

Mr. Partain is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Mr. Partain does not serve on standing committees.

		61	1993
James B. Stake	Edina, Minnesota Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Director, C. H. Robinson Worldwide, Inc. Mr. Stake provides the Board his business expertise with diversified companies developed during his career at 3M Company. This is particularly relevant to the manufacturing companies of Otter Tail Corporation. Mr. Stake serves on the Audit and Compensation Committees.	65	2008

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2019:
Steven L. Fritze	Eagan, Minnesota Retired Chief Financial Officer Ecolab, Inc. (provider of water, hygiene and energy technologies and services) Director Mortenson Construction, Inc. Mr. Fritze provides the Board with the benefit of his extensive corporate accounting, finance and financial reporting expertise from his service as Chief Financial Officer of Ecolab and from his executive and business management experience gained over 32 years of service to Ecolab in a variety of roles. Mr. Fritze serves on the Audit and Corporate Governance Committees.	63	2013
Kathryn O. Johnson

Hill City, South Dakota

Owner/Principal

Johnson Environmental Concepts

(specializes in applying geochemistry to resource development in the mining industry and remediation of legacy contamination of soil and water)

Board Member

(2005-2017)

President

(2011-2013)

South Dakota Board of Regents

Former Board Member

South Dakota Board of Minerals

and Environment

Ms. Johnson provides the Board with a scientific approach to the problems faced by Otter Tail Power Company and the Corporation’s manufacturing companies. She also provides a working understanding of South Dakota state government.

Ms. Johnson serves on the Compensation and Corporate Governance Committees.

		63	2013
Timothy J. O’Keefe

Grand Forks, North Dakota

Retired Executive Vice President University of North Dakota Alumni Association

Retired Chief Executive Officer University of North Dakota Foundation (non-profit)

Mr. O’Keefe provides the Board his extensive private, public, and not-for-profit business experience earned over a 35-year career and an excellent understanding of the region Otter Tail Power Company serves.

Mr. O’Keefe is a National Association of Corporate Directors Board Leadership Fellow, having completed NACD’s comprehensive program of study for corporate Directors and ongoing engagement in the Director community.

Mr. O’Keefe serves on the Compensation and Corporate Governance Committees.

		68	2014

Corporate Governance

Otter Tail Corporation is committed to sound corporate governance policies and practices that promote effective, transparent and accountable decision making by our Directors and executive officers. The Board believes that good corporate governance is the foundation for ensuring that Otter Tail Corporation is operated in an open, honest and ethical manner and in the best interest of our shareholders. The Corporate Governance Guidelines, which may be found on the Corporation’s website at www.ottertail.com, have been adopted by the Board of Directors of the Corporation to assist Directors in the performance of their duties and the exercise of their responsibilities. Some highlights include:

✓	Separate independent Chair and Chief Executive Officer roles, with periodic review of the board leadership structure;

✓	A substantial majority of the Board of Directors are independent Directors;

✓	Comprehensive Director nomination process;

✓	Annual Director self-evaluation, including an assessment of present and future contributions to the Board;

✓	Majority voting policy for the election of Directors in uncontested elections;

✓	Director orientation program and continuing Director education opportunities;

✓	Independent standing committees with the authority to obtain independent advisors at the expense of the Corporation as the Committees deem necessary;

✓	Mandatory retirement for Directors at the Annual Meeting after reaching age 72;

✓	Regular executive sessions after in-person board meetings;

✓	Stock ownership guidelines that align Directors’ interests with shareholder interests;

✓	Direct access to the executive management team for Directors;

✓	Chief Executive Officer and executive management succession planning;

✓	Stock ownership and retention guidelines for executive officers that align their interests with shareholder interests; and

✓	No stockholder rights plan (“poison pill”).

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Corporate Governance Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and approved by the Board of Directors.

Pursuant to Otter Tail Corporation’s bylaws and governance guidelines, the Board of Directors determines the best board leadership structure for Otter Tail Corporation. Otter Tail Corporation recognizes that different board leadership structures may be appropriate for companies in different situations. Since 2002, Otter Tail Corporation has had a separate Chairman of the Board and Chief Executive Officer. The Chairman and Chief Executive Officer are elected annually by the Board. Otter Tail Corporation believes that its leadership structure, with a separate Chief Executive Officer and Chairman of the Board, is the optimal structure for Otter Tail Corporation at this time. The Chief Executive Officer and the Chairman of the Board have an excellent working relationship.

The Board of Directors retains responsibility for risk oversight for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As a part of the strategic planning process, the Board of Directors assesses the risk involved in the strategic plan of Otter Tail Corporation. In addition, the Board of Directors conducts a complete corporate risk assessment at least annually and reviews risk regularly throughout the year.

The full Board of Directors held a total of five regularly scheduled meetings in 2017. In addition to these meetings, the Board of Directors held a planning retreat with senior management in June 2017. During 2017, the Board of Directors met regularly in executive session with only the independent Directors. Each Director attended at least 75 percent of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. All Directors attended the Annual Meeting of Shareholders in 2017.

Audit Committee

The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. In 2017 this Committee was made up of four members of the Board of Directors: Ms. Bohn, Mr. Fritze (Chair), Ms. Schuette and Mr. Stake. The Board has determined that all current Committee members are independent Directors as defined by the Nasdaq Listing Standards and SEC regulations. The Board of Directors has determined that Mr. Fritze and Mr. Stake meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During the course of 2017, the Committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held four meetings in 2017. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 37. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee

The Compensation Committee reviews and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and Otter Tail Corporation’s executive officers, and it develops, evaluates and recommends for approval all Otter Tail Corporation equity-based compensation plans. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, the 2014 Stock Incentive Plan and the Executive Annual Incentive Plan. The Compensation Committee periodically retains an outside compensation consultant to advise its decision-making process. The Compensation Committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers. In 2017 this Committee was composed of four members of the Board of Directors: Ms. Johnson, Mr. O’Keefe, Ms. Schuette and Mr. Stake (Chair). The Board has determined that all Committee members are independent Directors as defined by the Nasdaq Listing Standards. The Compensation Committee held five meetings in 2017. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 13 and the Report of the Compensation Committee on page 25. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee

The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, Director committee assignments, and actions necessary for the proper governance of Otter Tail Corporation and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

Otter Tail Corporation’s Corporate Governance Committee Charter provides that the skills and characteristics generally required of Directors include diversity, business background and experience, accomplishments, experiences in the businesses related to Otter Tail Corporation, and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds and business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. The Corporate Governance Committee considers and evaluates potential Director candidates and makes recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 9156, Fargo, North Dakota 58106-9156. For the Board of Directors to consider a nominee recommendation for the 2019 Annual Meeting, shareholders should submit the recommendation and the required information by November 1, 2018, for inclusion in Otter Tail Corporation’s Proxy Statement and form of proxy relating to that meeting. The Corporate Governance Committee will use the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wants to nominate a candidate for election to the Board of Directors, the shareholder must give written notice to the Corporate Secretary of Otter Tail Corporation for the nomination to be properly made. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of four members of the Board of Directors. During 2017, they were Ms. Bohn (Chair), Mr. Fritze, Ms. Johnson, and Mr. O’Keefe. The Board has determined that all committee members are independent Directors as defined by the Nasdaq Listing Standards. The Corporate Governance Committee held ten meetings in 2017. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or to the appropriate committee or Director, as determined by the General Counsel.

Director Compensation

Director compensation is designed to attract and retain qualified, non-employee Directors and to align their interests with those of our shareholders. The Compensation Committee periodically reviews compensation practices for non-employee Directors to ensure that Director compensation remains competitive with market practices and commensurate to the responsibilities undertaken by our Directors. In 2017, a market analysis of Director compensation was conducted, using data from the National Association of Corporate Directors and the Peer Group (as listed on page 16). As a result of this analysis and counsel from Willis Towers Watson (“Willis”), our compensation consultant, Director compensation beginning in 2018 will be updated as indicated below.

Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $125,000. Each Committee chair currently receives an additional retainer of $14,000 per year and, starting in April 2018, the Audit Committee chair’s retainer will be increased to $20,000. Directors do not receive a meeting fee for attending Board or committee meetings. As an executive officer of Otter Tail Corporation, Mr. MacFarlane does not receive non-employee Director compensation for his service as a member of the Board of Directors.

Each non-employee Director receives an annual grant of restricted stock with an approximate value of $80,000 granted under the terms of the 2014 Stock Incentive Plan on the date of the Annual Meeting. The shares of restricted stock vest over a period of four years at the rate of 25% per year and are eligible for full dividend and voting rights. Starting in April 2018, on the date of the Annual Meeting, each non-employee Director will receive an additional grant of restricted stock with an approximate value of $10,000 for each committee on which they serve, and the Board Chair will receive an additional grant of restricted stock with an approximate value of $25,000. All shares of restricted stock awarded to non-employee Directors will vest over a period of three years at the rate of 33.3% per year and will be eligible for full dividend and voting rights.

Non-employee Directors may elect to receive their annual retainers in the form of cash, stock or a combination of both. Non-employee Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of the U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares, and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for non-employee Directors, who are expected to hold Otter Tail Corporation stock equal to five times the value of the non-Chair annual retainer ($300,000) to be obtained within five years of beginning service on the Board of Directors. All existing non-employee Directors either meet the guidelines or are within the five-year period provided to reach the guidelines.

Director Compensation Table

The following table provides summary compensation information for each non-employee Director for the year ending December 31, 2017.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
Karen M. Bohn[4]	74,000	83,050	157,050
John D. Erickson	60,000	83,050	143,050
Steven L. Fritze[5]	74,000	83,050	157,050
Kathryn O. Johnson	60,000	83,050	143,050
Timothy J. O’Keefe	60,000	83,050	143,050
Nathan I. Partain[6]	125,000	83,050	208,050
Joyce Nelson Schuette	60,000	83,050	143,050
James B. Stake[7]	74,000	83,050	157,050

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and Committee chair retainers.

(2)	Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2017 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 2,200 shares granted to each non-employee Director on April 10, 2017, was $83,050. In accordance with FASB ASC Topic 718, the grant-date fair value of the restricted stock was based on the average of the high and low price of a common share on the date of the grant ($37.75).

(3)	The number of shares of restricted stock held by each Director at fiscal year-end is as follows: Ms. Bohn, 5,850; Mr. Erickson, 5,850; Mr. Fritze, 5,850; Ms. Johnson, 5,850; Mr. O’Keefe, 5,850; Mr. Partain, 5,850; Ms. Schuette, 5,850; and Mr. Stake, 5,850.

(4)	Ms. Bohn, as Chair of the Corporate Governance Committee, receives an additional annual retainer of $14,000.

(5)	Mr. Fritze, as Chair of the Audit Committee, receives an additional annual retainer of $14,000.

(6)	Mr. Partain, as Chair of the Board, receives an annual retainer of $125,000.

(7)	Mr. Stake, as Chair of the Compensation Committee, receives an additional annual retainer of $14,000.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by each Director, Director nominee and each executive officer named in the Summary Compensation Table, as well as the number of shares owned by all Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2017.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class[1]
John S. Abbott[3]	11,687	*
Karen M. Bohn	33,150	*
John D. Erickson	156,705	*
Steven L. Fritze	14,433	*
Kathryn O. Johnson	11,853	*
George A. Koeck[4]	49,735	*
Charles S. MacFarlane[5]	161,159	*
Kevin G. Moug[6]	67,117	*
Timothy J. O’Keefe	9,100	*
Nathan I. Partain[7]	53,832	*
Timothy J. Rogelstad[8]	23,452	*
Joyce Nelson Schuette	31,532	*
James B. Stake	33,586	*
Thomas J. Webb	0	*
All Directors, nominees and executive officers as a group (14 persons)	657,341	1.7%

*	Indicates ownership of less than 1% of the total outstanding common shares.

(1)

Represents common shares beneficially owned both directly and indirectly as of December 31, 2017. Except as indicated by footnotes below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of

December 31, 2017. The information provided is based upon 39,557,491 common shares outstanding as of December 31, 2017.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s ESOP for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Koeck, 1,144 shares; Mr. MacFarlane, 2,458 shares; Mr. Moug, 311 shares; Mr. Rogelstad, 2,488 shares; and all Directors and executive officers as a group, 6,401 shares.

(3)	Includes 1,525 restricted stock units which vested on February 6, 2018 and 9,248 performance shares which vested on February 5, 2018.

(4)	Mr. Koeck retired from Otter Tail Corporation effective January 1, 2018. As a result of his retirement, 5,600 restricted stock units from the 2015, 2016, and 2017 grant awards, 314 shares of restricted stock and 18,600 performance shares from the 2016 and 2017 grant awards vested on an accelerated basis on January 1, 2018. In addition, 12,240 performance shares from the 2015 grant award vested on February 5, 2018.

(5)	Includes 4,319 shares owned by Mr. MacFarlane’s children as to which he, as custodian, has voting and investment power. Includes 6,100 restricted stock units that vested on February 6, 2018 and 40,392 performance share awards that vested on February 5, 2018.

(6)	Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 342 shares owned by Mr. Moug’s children as to which he, as custodian, has voting and investment power. Includes 2,250 restricted stock units that vested on February 6, 2018 and 14,688 performance shares that vested on February 5, 2018.

(7)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(8)	Includes 2,157 shares owned jointly with Mr. Rogelstad’s wife as to which he shares voting and investment power. Includes 1,475 restricted stock units that vested on February 6, 2018 and 9,248 performance shares that vested on February 5, 2018.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based solely on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2017, its Directors and executive officers complied with all Section 16(a) filing requirements on a timely basis.

Compensation Discussion and Analysis

Executive Summary

Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only elements of total direct compensation that are not performance based are base pay and restricted stock units. Annual cash incentive and other stock-based long-term incentive are performance and metric based. The individual performance portion of the annual cash incentive has a discretionary element.

At the 2017 Annual Meeting of Shareholders, Otter Tail Corporation provided shareholders an advisory vote on executive compensation. 93.8% of shareholders present and entitled to vote (excluding broker non-votes) approved, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers. Consistent with the shareholders’ preference expressed in the 2017 vote on the frequency for the advisory vote on executive compensation, Otter Tail Corporation will conduct an advisory vote on executive compensation annually.

The Compensation Committee takes into account the result of the shareholder vote in determining executive compensation policies and decisions. The Compensation Committee views the 2017 vote as a strong expression of the shareholders’ general satisfaction with Otter Tail Corporation’s current executive compensation programs. While the Compensation Committee considers this shareholder satisfaction in determining the present framework of executive compensation programs, decisions regarding incremental changes in the compensation programs and individual compensation are made in consideration of Otter Tail Corporation’s performance, current economic conditions, and individual executive officer performance as described in more detail below.

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors the goals and objectives of Otter Tail Corporation’s compensation policies and practices for the executive officers, including the following individuals:

•	Charles S. MacFarlane, our President and Chief Executive Officer.

•	Kevin G. Moug, our Senior Vice President and Chief Financial Officer.

•	George A. Koeck, our Senior Vice President, General Counsel and Corporate Secretary.

•	Timothy J. Rogelstad, our Senior Vice President, Electric Platform, and President, Otter Tail Power Company.

•	John S. Abbott, our Senior Vice President, Manufacturing Platform, and President, Varistar, which includes our manufacturing and plastics reporting segments.

These individuals are referred to in this CD&A as the “Named Executive Officers.” Each of these Named Executive Officers is included in the Total Realized Pay, Summary Compensation Table and the related tables beginning on page 22. Going forward, the Compensation Committee of the Board of Directors also will determine the compensation for Jennifer O. Smestad, who assumed the role of Vice President, General Counsel and Corporate Secretary upon the retirement of Mr. Koeck, effective January 1, 2018.

The Compensation Committee has adopted an Executive Compensation Policy, which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for executive officers.

Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits.

•

The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals.

•	Stock-based incentives provided under the 2014 Stock Incentive Plan focus on long-term performance by aligning the executive officers’ long-term financial interests with shareholders’ interests.

•	Pension and retirement plans are provided to encourage long tenure among the executive officers.

•	Health, dental, vacation and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

The key elements of our executive compensation philosophy are:

•	Pay for performance — A significant proportion of the compensation for the executive officers is at risk and is contingent on company performance.

•

Performance-based vesting — The long-term incentive vests at the end of three years based on total shareholder return compared to the total shareholder return of the companies in the Edison Electric Institute Index (“EEI Index”) and return on equity.

•	Caps on incentive payouts — Our short-term incentive and performance share awards are designed to pay out at a maximum of 190% and 150% of target respectively.

•	Share ownership — We require all of our executive officers to own a meaningful amount of Otter Tail Corporation stock.

•

Recoupment Policy — The Executive Compensation Policy includes a Recoupment Policy, which provides that, after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under incentive plans if those amounts during the prior three years would not have been paid based on the restated financial statements.

Market Conditions and Peer Group

The Compensation Committee periodically retains a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers. The Compensation Committee has retained Willis as its compensation consultant to assess the competitiveness of the compensation provided to executive officers of Otter Tail Corporation taking into consideration current market conditions. To appropriately assess market conditions, Willis created a peer group of publicly traded utility, manufacturing and distribution companies of comparable size, heavily weighted to electric utilities to reflect the relative size of Otter Tail Corporation’s operating companies and taking into account other considerations that Willis deemed relevant such as geographic location (the “Peer Group”). The Peer Group is reviewed annually by the Compensation Committee and changes, if necessary, are made to it. During 2016 the Peer Group was reduced by five companies due to mergers and acquisition activity. In 2017, Willis recommended the following five replacement companies for the Peer Group: Chart Industries, Inc.; ESCO Technologies, Inc.; Franklin Electric Co., Inc.; Northwest Natural Gas Company; and ONE Gas, Inc. The 2017 Peer Group is found below:

Company Name	SIC Code (Primary)
ALLETE, Inc.	4931 Electric and other services combined
Apogee Enterprises, Inc.	3231 Glass products made of purchased glass
Avista Corp.	4931 Electric and other services combined
Black Hills Corporation	4911 Electric services
Chart Industries, Inc.	3443 Fabricated plate work (boiler shops)
El Paso Electric Co.	4911 Electric services
ESCO Technologies, Inc.	3825 Instruments to measure electricity
Franklin Electric Co., Inc.	3621 Motors and generators
Graco Inc.	3561 Pumps & pumping equipment
Great Plains Energy, Inc.	4911 Electric services
IDACORP, Inc.	4911 Electric services
MGE Energy Inc.	4931 Electric and other services combined
Northwest Natural Gas Company	4924 Natural gas distribution
Northwestern Corp.	4931 Electric and other services combined
ONE Gas, Inc.	4924 Natural gas distribution
PNM Resources, Inc.	4911 Electric services
Portland General Electric Co.	4911 Electric services
Tennant Company	3580 Refrigeration & service industry machinery
Unitil Corp.	4931 Electric and other services combined
Vectren Corporation	4923 Gas transmission and distribution
Westar Energy, Inc.	4931 Electric and other services combined

In December 2015, the Compensation Committee, in consultation with Willis, used published survey data (including the 2015 Towers Watson Energy Services Survey, the 2015 Mercer Executive Survey — Energy Sector, and the Towers Watson CDB General Industry survey) as the primary benchmark to determine 2016 executive compensation levels with Peer Group data used as a reference for validation of the survey data. In 2016, this study was updated for changes in revenue for the purpose of establishing 2017 executive compensation.

The Compensation Committee, with Willis’ assistance, uses this market-based compensation data to compare the compensation provided to the executive officers in the areas of total remuneration, annual incentive, and long-term incentive. This information is also used in evaluating other components of executive compensation and practices, including incentive metrics, stock ownership guidelines and compensation policy matters. The analysis compares both the structure of compensation and the amount of compensation provided to each of the executive officer positions. Willis has found that the structure of compensation is in line with market practices. The Compensation Committee used this market-based compensation data as a reference point in determining 2017 compensation for the executive officers. In addition, the Compensation Committee considered individual performance, historical compensation, internal equity and regional information.

The Compensation Committee also received compensation recommendations from Mr. MacFarlane for Mr. Moug, Mr. Koeck, Mr. Rogelstad and Mr. Abbott. The Compensation Committee may, but is not required to, consider the recommendations. The Compensation Committee did not receive a recommendation for Mr. MacFarlane.

The Compensation Committee annually reviews its engagement with Willis and assesses Willis’ independence as a compensation consultant. In 2017, Willis provided services to Otter Tail Corporation for a total price of $457,038, $93,008 of which was for executive compensation consulting and included retirement analyses on

Otter Tail’s Executive Survivor and Supplemental Retirement Plan. Other services outside of compensation consulting included Property & Casualty Insurance brokerage and consulting advice related to market practice for retirement benefits. According to Willis’ consulting independence protocols, the Willis personnel who provide the brokerage services operate separately and independently of the Willis advisers who perform executive compensation-related services. Those executive compensation advisers may not serve in broader relationship-management roles, and the compensation paid to those advisers is not directly tied to fees paid by Otter Tail Corporation. Upon review, the Compensation Committee concluded that no conflicts of interest existed. In reaching this conclusion, the Compensation Committee considered factors relevant to Willis’ independence from management, including the six factors set forth in the Nasdaq Listing Standards.

Base Pay

Base pay is a traditional element of compensation provided almost universally by corporations. Base pay is set with reference to the market for similar jobs in the utility and general industry sectors as determined by the survey data. An individual executive’s base pay also takes into consideration tenure, experience, skillset and individual performance.

Annual Cash Incentive

The Otter Tail Corporation Executive Annual Incentive Plan provides annual cash incentives to the executive officers for achieving annual performance targets for Otter Tail Corporation and its two platforms, the Electric Platform and the Manufacturing Platform, depending upon the executive officer’s position and responsibilities. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and workplace safety performance of Otter Tail Corporation for that year and on the executive officer’s individual performance. The financial targets are aligned with the annual budget approved by the Board of Directors. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target for annual cash incentive is set with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published data.

The Compensation Committee sets threshold and maximum performance levels in addition to the target performance levels for the financial measures to incent the executive officers to strive for the best possible performance in a difficult year and a maximum performance level to reward exceptional performance.

As noted above, the Executive Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe work places and requires safe work practices throughout its businesses. The Compensation Committee believes that management’s commitment to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. Subject to the Compensation Committee discretion, the incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries for the year is less than the weighted average composite case rate for the past three years for the industries in which Otter Tail Corporation and its subsidiaries operate.

2017 Outcomes

For 2017 the financial measures for the Executive Annual Incentive Plan were Corporate Adjusted Earnings per Share, Corporate Adjusted Return on Equity, Electric Platform Adjusted Net Income, Electric Platform Adjusted Return on Equity and Manufacturing Platform Adjusted Net Income. These are non-GAAP financial measures that Otter Tail Corporation uses to compare results of operations from period to period for compensation purposes. In determining whether a financial measure has been met for the year, actual performance for each measure on a GAAP basis is to be adjusted by the following items: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the company’s methods of accounting;

(3) results of discontinued operations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items. The Compensation Committee may exercise discretion to not make an adjustment for one or more of these items whether the exercise of that discretion reduces or increases the payout. These non-GAAP financial measures are reconciled below to the most directly comparable financial measures calculated using generally accepted accounting principles (“GAAP”).

The following tables show a breakdown of financial, workplace safety and individual performance goals for each Named Executive Officer’s annual cash incentive for 2017 and actual performance against each goal:

2017 Executive Annual Incentive Performance Goals

		Weighting
								Safety[7]
Executive	Target Award as % of Salary	Corporate Adj. EPS[1]	Corporate Adj. ROE[2]	Electric Adj. NI3	Electric Adj. ROE[4]	Manuf. Adj. NI5	Ind Perf[6]	Corporate	Electric	Manuf.
Charles S. MacFarlane	80%	40%	40%				10%	10%
Kevin G. Moug	55%	40%	40%				10%	10%
George A. Koeck	50%	35%	35%				20%	10%
Timothy J. Rogelstad	50%	20%		25%	25%		20%		10%
John S. Abbott	50%	30%				40%	20%			10%

Performance Levels	Performance Goals vs. Actual Performance						Ind. Perf. Payout Range	Safety Goals vs. Actual Performance (Payout 0% or 100%)
	Payout Range as % of Target	Corporate Adj. EPS	Corporate Adj. ROE	Electric Adj. NI	Electric Adj. ROE	Manuf. Adj. NI		Corporate	Electric	Manuf.
Maximum	200%	$1.83	11.0%	$58,750	10.60%	$22,000	200%	3.2	1.9	4.2
Target	100%	$1.68	10.0%	$53,500	9.60%	$19,500	100%	3.2	1.9	4.2
Threshold	50%	$1.53	9.0%	$48,250	8.60%	$16,500	0%	3.2	1.9	4.2
2017 Actual (GAAP)		$1.82	10.57%	$49,446	8.93%	$32,746	—	2.6	1.5	3.2
2017 Adjusted according to Annual Incentive Plan Provisions (non-GAAP)		$1.86	10.78%	$49,904	9.01%	$26,846	—	2.6	1.5	3.2
2017 Adjusted following Committee Discretion (non-GAAP)		$1.86	10.78%	$49,904	9.01%	$26,846	—	0	0	0

1.	Corporate Adjusted Earnings Per Share. Each executive officer receives the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted Corporate Adjusted Earnings Per Share. The target award amount is reduced for performance below the target and increased for performance above the target. Corporate Earnings Per Share on a GAAP basis was adjusted to remove income from discontinued operations thereby decreasing the payment, and was also adjusted to remove the negative effect of the change in tax law, thereby increasing the payment. Corporate Adjusted Earnings Per Share exceeded the maximum level in 2017.

2.

Corporate Adjusted Return on Equity. Mr. MacFarlane, Mr. Moug, and Mr. Koeck receive the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted Corporate Adjusted Return on Equity. The target award amount is reduced for performance below the target and increased for performance above the target. Corporate Return on Equity on a GAAP basis was adjusted to remove income from discontinued operations thereby decreasing the payment, and was also adjusted to remove the negative effect of the change in tax law, thereby increasing the payment. Corporate Adjusted Return on Equity exceeded the target level in 2017.

3.	Electric Platform Adjusted Net Income. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted Adjusted Net Income. The target award amount is reduced for performance below target and increased for performance above the target. Electric Platform Net Income on a GAAP basis was adjusted to remove the negative effect of the change in tax law, thereby increasing the payment. The Electric Platform Adjusted Net Income exceeded the threshold level in 2017.

4.	Electric Platform Adjusted Return on Equity. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted Adjusted Return on Equity. The target award amount is reduced for performance below target and increased for performance above the target. Electric Platform Return on Equity on a GAAP basis was adjusted to remove the negative effect of the change in tax law, thereby increasing the payment. The Electric Platform Adjusted Return on Equity exceeded the threshold level for 2017.

5.	Manufacturing Platform Adjusted Net Income. Mr. Abbott receives the applicable target percentage of total target payout if the Manufacturing Platform achieves its targeted Adjusted Net Income. The target award amount is reduced for performance below target and increased for performance above the target. Manufacturing Platform Net Income on a GAAP basis was adjusted to remove the positive effect of the change in tax law, thereby decreasing the payment. The Manufacturing Platform Adjusted Net Income exceeded the maximum level for 2017.

6.	Individual Performance. Each executive officer receives a percentage of the total target payout based upon individual performance. The actual amount of the award will be determined by the CEO, who may award up to 200% of the target amount, and the award is subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors. The CEO’s individual performance award is determined by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

7.	Safety Incentive. Each executive officer receives 10% of the total target payout if Otter Tail Corporation (Mr. MacFarlane, Mr. Moug, Mr. Koeck), the Electric Platform (Mr. Rogelstad) and the Manufacturing Platform (Mr. Abbott) achieve their respective targets for workplace safety. The performance level for safety was met by Corporate and the Manufacturing and Electric Platforms in 2017, but due to a workplace fatality, the Committee exercised its discretion to not pay the safety incentive to Mr. MacFarlane, Mr. Moug, Mr. Koeck, Mr. Rogelstad, and Mr. Abbott.

Long-Term Incentives

Long-term incentive compensation for executive officers consists of performance share awards and restricted stock unit awards granted by the Compensation Committee under the Otter Tail Corporation 2014 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways:

•

First, 66.7% of performance shares awarded to the executive officers vest based on total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three-year period beginning on the first day of the year in which the grant is awarded. The EEI Index is chosen because it is the sector that includes Otter Tail Corporation common shares. Total shareholder return (for both Otter Tail and peer group determination) is determined by comparing the stock price appreciation plus the value of dividends reinvested over the three-year period measured as of the average closing price for the 20 trading days immediately following January 1 and as of the average closing price for the 20 trading days immediately preceding January 1 following the end of the three-year period. The EEI Index provides total shareholder returns for the 43 shareholder-owned electric utilities in the grants in years 2016 and 2017 and the 42 utilities for the grants in year 2015.

•	Second, 33.3% of performance shares vest based on achieving targets for three-year adjusted return on equity.

In both cases, the value of the shares awarded increases if the target is exceeded and decreases for performance below target but above threshold.

Beginning with performance shares granted in 2018, the Compensation Committee has determined, in consultation with Willis, that 50% of the performance shares granted will vest based on total shareholder return of companies in the EEI Index and 50% will vest based on achieving targets for adjusted return on equity.

The restricted stock unit awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock unit awards vest ratably over a period of four years, and unvested restricted stock units are forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to shareholders.

In 2017 the Compensation Committee set targeted amounts for long-term incentive with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published data.

•

For performance shares, the number of shares actually awarded to each executive officer was calculated in part by dividing the targeted value delivered for each executive officer by an indicative grant-date fair value based on a Monte-Carlo simulation model and on the present value of the return-on-equity component (excluding dividends). This blended rate was $31.48.

•

For restricted stock units, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer by the average closing per share price of Otter Tail Corporation common stock during the 18 trading days following January 1, 2017 ($38.63).

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of performance shares on February 2, 2017. The three-year performance period for these awards is from January 1, 2017, through December 31, 2019. The actual payment of common shares may range from 0% to 150% of the target amount and will be paid in 2020. For 66.7% of the performance shares granted, the target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three-year period or if the executive retires (Mr. Moug and Mr. Koeck only). The threshold performance level is set at the 25th percentile of the total shareholder return and the maximum performance level is set at the 75th percentile of the total shareholder return. Payment is capped at target amount should total shareholder return be negative.

Otter Tail Corporation believes the target is appropriate as it indicates performance consistent with the sector over the three-year measurement period. Stronger-than-sector performance is awarded with additional shares. Weaker-than-sector performance is penalized, with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

Whether the remaining 33.3% of the performance shares granted become payable will be based upon the adjusted three-year return on equity of Otter Tail Corporation as compared to the established target. The target is established by the Compensation Committee based on an evaluation of prior years’ annual adjusted return on equity, weighted average authorized return on equity, Otter Tail Power Company authorized return on equity and EEI Index and regional peer utility return on equity history and trend. For purposes of calculation, adjusted three-year return on equity is equal to the average of adjusted return on equity for each of the three years in the performance period. For each of those three years, adjusted return on equity is equal to Otter Tail Corporation’s adjusted earnings divided by the 13-month average of total outstanding common equity using the 13 months ending at the end of the fiscal year. The actual payment of common shares may range from 0% to 150% of the target amount and will be paid in 2020. The target amount will be paid if the adjusted three-year return on equity for Otter Tail Corporation is at the target performance (9.5%) or if the executive retires (Mr. Moug and Mr. Koeck only). The threshold performance level is set at 8.0% and the maximum performance level is set at 10.5%. Otter Tail Corporation believes the target is appropriate as it indicates performance that is above the median return on equity performance in our industry. Stronger-than-target performance is rewarded with additional shares. Weaker-than-target performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of restricted stock units on February 2, 2017. The units vest at a rate of 25% per year over a four-year period with the first quarter vesting on February 6, 2018, and the remaining quarters on the same date in 2019, 2020 and 2021. They vest in full upon retirement except that, if Mr. MacFarlane, Mr. Rogelstad or Mr. Abbott retires on or before June 30 of the calendar year that includes the grant date, the shares vested will be prorated according to the number of months worked in the year of grant divided by 12. Following the grant date, the executive officers receive cash payments equal to the amount of cash dividends that would have been paid if shares had been issued instead of restricted stock units, subject to forfeiture in certain circumstances.

Other Benefits

The executive officers receive health, dental, life, vacation and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Total Realized Pay

Total Realized Pay, which is the actual remuneration earned by the executive officers in a particular year, is an important additional measure of total compensation. Information related to Total Realized Pay is meant to supplement, rather than to replace, the information found in the Summary Compensation Table. Total Realized Pay reflects the compensation actually paid based on performance, which can differ substantially from compensation as presented in the Summary Compensation Table. For example, total compensation as presented in the Summary Compensation Table contains estimated values of grants of performance shares that are based on multiple assumptions that may or may not be realized and can only be realized at the end of a three-year performance period. In addition, the Summary Compensation Table may show an increase or decrease in change in pension value, depending on the valuation assumptions and discount rates used to calculate present value of pension benefits.

Otter Tail Corporation defines Total Realized Pay as the sum of:

•	Base pay paid with respect to the year;

•	Annual incentive award paid with respect to the year;

•	The value realized upon the vesting of long-term incentive awards; and

•	Other compensation paid with respect to the year.

When considering Total Realized Pay, Otter Tail Corporation excludes the following:

•

Change in pension value as reported in the Summary Compensation Table because it is largely driven by accounting and valuation assumptions that do not reflect the compensation realized by the executive officer in a particular year; and

•	The value of long-term incentive awards such as performance shares and restricted stock units that are granted in a particular year but do not vest in that year.

The following table compares Total Realized Pay for our Named Executive Officers employed as of December 31, 2017 to the Total Compensation as presented in the Summary Compensation Table. As noted above, this table is not intended to be a substitute for the Summary Compensation Table.

TOTAL REALIZED PAY

Named Executive Officer	Year	Base Salary ($)[1]	Annual Incentive Awards ($)[2]	Value Realized upon Vesting of Long-Term Incentive Awards ($)[3]	Other Compensation ($)[4]	Total Realized Pay ($)	Total Compensation From the Summary Compensation Table ($)

Charles S. MacFarlane	2017 2016 2015	590,000 575,000 517,997	777,384 395,710 336,747	1,371,790 140,624 613,635	7,500 7,375 7,375	2,746,674 1,118,709 1,475,754	3,363,331 2,484,454 1,924,855

Kevin G. Moug	2017 2016 2015	431,000 431,000 418,000	390,422 185,381 183,468	654,342 56,308 534,393	7,650 7,375 7,375	1,483,414 680,064 1,143,236	1,799,836 1,306,705 1,061,939

George A. Koeck	2017 2016 2015	394,000 394,000 382,000	313,821 168,599 173,210	2,135,423 44,432 427,570	21,138 7,375 7,550	2,864,382 614,406 990,330	1,286,936 930,491 884,858

Timothy J. Rogelstad	2017 2016 2015	359,000 350,000 325,000	176,024 165,676 153,442	389,656 61,086 22,292	10,041 9,515 9,725	934,721 586,277 510,459	1,658,682 1,357,000 1,127,912

John S. Abbott	2017 2016 2015	333,000 325,000 265,961	276,390 127,145 103,943	40,268 12,780 —	44,514 41,500 59,066	694,172 506,425 428,970	934,164 776,908 669,697

(1)	Base pay paid for the year, as reflected in the “Salary” column of the Summary Compensation Table.

(2)	The total of annual incentive awards earned for the year, as reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(3)	Value realized upon vesting of performance shares, options, restricted stock and restricted stock units during the year based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting, as reported in the “Option Exercises & Stock Vested Table” and found at page 30.

(4)	As reported in the “All Other Compensation” column of the Summary Compensation Table.

Stock Ownership Guidelines

Otter Tail Corporation has established common stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines provide that an executive’s stock ownership requirement is based on the value of the executive’s holdings as a multiple of the executive’s base salary. The stock ownership guidelines are as follows: Mr. MacFarlane, 5 times base salary; Mr. Moug, Mr. Koeck, Mr. Rogelstad, Mr. Abbott, 2 times base salary. For purposes of satisfying the ownership guidelines, vested and unvested shares of restricted stock and restricted stock units are included. Officers are given five years to meet the guidelines from the time they are subject to an initial or increased holding guideline. Additionally, for all awards granted on or after June 22, 2017, each executive shall hold 100% of shares received (net of tax) upon the grant or vesting, as applicable, of the shares until the applicable ownership guideline has been met. The Compensation Committee may grant waivers of the ownership or holding requirements in special circumstances. At the date of this Proxy Statement, all executive officers met the ownership guidelines or are within their five-year accumulation period.

Retirement Income and Deferred Compensation

Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The Named Executive Officers, except for Mr. Abbott, participate in the plans related to retirement income. Retirement benefits for Mr. Abbott are described separately below.

Retirement income is provided to certain executive officers through the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under these plans is in the narrative description to the Pension Benefits Table on page 32.

Mr. Abbott participates in the Executive Restoration Plus Plan (“Restoration Plan”), which was adopted in 2012 for executive officers and certain others who are not eligible to participate in the Pension Plan and the ESSRP. Subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that year plus 3% of annual compensation to retirement accounts for Mr. Abbott provided he is employed on the last day of the plan year. Contributions will be made for partial years when he retires. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table on page 32. Investment options and 2017 rates of return are as follows:

Investment Options	2017 Rate of Return	Investment Options	2017 Rate of Return
Wells Fargo Stable Return	1.7%	SSGA Target Retirement Income K	8.4%
TCW MetWest Total Return	3.5%	SSGA Target Retirement 2015 K	10.0%
PIMCO All Asset Instl	14.0%	SSGA Target Retirement 2020 K	13.2%
JPMorgan Large Cap Growth R6	38.4%	SSGA Target Retirement 2025 K	16.3%
Oakmark Fund Investor	21.1%	SSGA Target Retirement 2025 K	18.1%
Legal & General S&P 500 CIT	21.8%	SSGA Target Retirement 2030 K	19.4%
Vanguard Mid Cap Index I	19.3%	SSGA Target Retirement 2035 K	20.4%
Wells Fargo Small Cap Opportunities Instl	15.2%	SSGA Target Retirement 2040 K	21.3%
Goldman Sachs Small Cap Value Instl	12.3%	SSGA Target Retirement 2045 K	21.3%
Dodge & Cox Int’l Stock	23.9%	SSGA Target Retirement 2050 K	21.3%
Artisan Int’l Fund Instl	31.2%	SSGA Target Retirement 2055 K	21.3%
Legal & General MSCI AC World ex USA CIT	27.6%	SSGA Target Retirement 2060 K	18.1%

The Named Executive Officers, except for Mr. Abbott, who defers under the Restoration Plan, may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. Each participant is solely at risk for investment returns. Investment options and 2017 rates of return are as follows:

Investment Options	2017 Rate of Return
Select Bond	3.58%
Large Cap Core Stock	24.87%
Growth Stock	24.27%
Index 500 Stock	21.52%
MidCap Growth Stock	20.29%
International Equity	22.30%

One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred. There are no Otter Tail Corporation contributions to the plan for executive officers and Otter Tail Corporation is not at risk for individual investment returns.

Otter Tail Corporation also provides a 401(k) retirement savings plan in which the employees of Otter Tail Corporation, including the executive officers, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. Employees hired after September 1, 2006, may be awarded an enhanced employer contribution. In 2017 that award was 4%. The participation of the executive officers is on the same terms as other participants in the plan.

Severance Benefits

Otter Tail Corporation has entered into change-in-control severance agreements with each of the executive officers, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change-in-control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change-in-control protections will enhance the impartiality and objectivity of the executive officers in the event of a change-in-control situation and better ensure that shareholder interests are protected. The protections contained in the change-in-control agreements provide for a “double trigger,” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 33.

Otter Tail Corporation also provides severance benefits to executive officers upon termination from employment under certain circumstances not involving a change in control pursuant to employment agreements or, in lieu of such agreements, an Executive Severance Plan adopted in February 2015. The employment agreements and the Executive Severance Plan are more fully described in the tabular disclosure in this Proxy Statement found at page 33.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1 million paid to certain executive officers, with an exemption for qualified performance-based compensation that was repealed when the Tax Cuts and Jobs Act was signed into law in December 2017. The Tax Cuts and Jobs Act also broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit.

The repeal of the exemption is effective for taxable years beginning after December 31, 2017, such that compensation paid to certain executive officers in excess of $1 million will not be deductible unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and not subsequently materially amended.

Despite the Compensation Committee’s efforts to structure previously awarded performance-based compensation to be exempt from Section 162(m) deduction limits, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the Tax Cuts and Jobs Act, no assurance can be given that performance-based compensation intended to be exempt from Section 162(m) in fact will be exempt.

The Compensation Committee’s policy is to take reasonable steps to preserve tax deductions available under Section 162(m). However, the Compensation Committee reserves its right to authorize executive compensation that may not be fully deductible if it deems it necessary or appropriate to do so.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors as defined by the Nasdaq Listing Standards and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

James B. Stake, Chair

Kathryn O. Johnson

Timothy J. O’Keefe

Joyce Nelson Schuette

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table

The table below contains information about compensation for the last three fiscal years paid to the Named Executive Officers, who include individuals who served as Chief Executive Officer and Chief Financial Officer during 2017 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2017.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Charles S. MacFarlane President and Chief Executive Officer	2017 2016 2015	590,000 575,000 517,997	63,720 57,500 48,226	1,031,160 1,122,952 1,055,003	713,664 338,210 288,521	957,287 383,417 7,733	7,500 7,375 7,375	3,363,331 2,484,454 1,924,855
Kevin G. Moug Chief Financial Officer & Sr. Vice President	2017 2016 2015	431,000 431,000 418,000	32,002 26,938 27,170	366,375 421,290 383,350	358,420 158,443 156,298	604,389 261,659 69,746	7,650 7,375 7,375	1,799,836 1,306,705 1,061,939
George A. Koeck Sr. Vice President, General Counsel & Corporate Secretary	2017 2016 2015	394,000 394,000 382,000	53,190 39,400 45,840	351,090 353,478 322,098	260,631 129,199 127,370	206,887 7,039 —	21,138 7,375 7,550	1,286,936 930,491 884,858
Timothy J. Rogelstad Sr. Vice President, Electric Platform; President, Otter Tail Power Company	2017 2016 2015	359,000 350,000 325,000	43,080 43,750 42,250	254,580 283,263 240,547	132,944 121,926 111,192	859,037 548,546 399,198	10,041 9,515 9,725	1,658,682 1,357,000 1,127,912
John S. Abbott Sr. Vice President, Manufacturing Platform; President, Varistar Corporation	2017 2016 2015	333,000 325,000 265,961	43,290 35,750 31,956	280,260 283,263 240,727	233,100 91,395 71,987	— — —	44,514 41,500 59,066	934,164 776,908 669,697

(1)

In each year bonuses paid to each of the executive officers were based in part upon the achievement of individual goals established at the beginning of the year, and individual performance as determined by the

Chief Executive Officer, subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors, for each executive officer except for the Chief Executive Officer, whose bonus was determined using the same criteria by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

(2)	The amounts shown represent the aggregate grant-date fair values of: performance shares at target (2017 — $36.27/share for Mr. Koeck and $30.25/share for all others, 2016 — $24.03/share, 2015 — $26.99/share), restricted stock unit grants (2017 — $37.65, 2016 — $28.915, 2015 — $31.775/unit for Mr. Abbott’s award and $31.675/unit for all others), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 6 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2017. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the shares are as follows: Mr. MacFarlane (2017 — $1,157,063, 2016 — $1,272,389, 2015 — $1,202,405); Mr. Moug (2017 — $408,375, 2016 — $475,794, 2015 — $437,238); Mr. Koeck (2017 — $408,038, 2016 — $400,100, 2015 — $364,365); Mr. Rogelstad (2017 — $285,863, 2016 — $320,801, 2015 — $275,298) and Mr. Abbott (2017 — $313,088, 2016 — $320,801, 2015 — $275,298). Because the amounts shown primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain total shareholder return benchmarks over a three-year period as compared to peers for all grants and certain return on equity targets as described in the CD&A, the amount may not represent the value actually received by the executive officers. See the CD&A for a more detailed description.

(3)	Non-Equity Incentive Plan Compensation represents awards earned during 2017, 2016, and 2015 for achieving financial and safety goals under the Executive Annual Incentive Plan. See the CD&A for a more detailed description.

(4)	This column represents the change in pension value and was determined using the same assumptions as are described at Note 10 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2017, 2016, and 2015.

(5)	Amounts reflected in All Other Compensation for 2017 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2017 as follows: Mr. MacFarlane, $6,750; Mr. Moug, $6,750; Mr. Koeck, $6,750; Mr. Rogelstad, $6,750; and Mr. Abbott, $17,550; (ii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2017 which was invested in common shares for the account of Mr. Rogelstad, $2,291; (iii) health savings account contributions as follows: Mr. MacFarlane, $750; Mr. Moug, $900; Mr. Koeck, $750; Mr. Rogelstad, $1,000; and Mr. Abbott, $800; and (iv) amounts contributed to the Executive Restoration Plus Plan as follows: Mr. Abbott, $26,164. Amount for Mr. Koeck also includes $13,638 for payment of accrued, unused paid time off upon retirement.

Grants of Plan-Based Awards

The following table summarizes the 2017 grants of equity and non-equity awards to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: No. of Shares of Stock or Units (#)[4]	Grant-Date Fair Value of Stock Awards ($)[5]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles S. MacFarlane	01-Jan-17 02-Feb-17 02-Feb-17	259,600	472,000	896,800	12,750	25,500	38,250	6,900	771,375 259,785
Kevin G. Moug	01-Jan-17 02-Feb-17 02-Feb-17	130,378	237,050	450,395	4,500	9,000	13,500	2,500	272,250 94,125
George A. Koeck	01-Jan-17 02-Feb-17 02-Feb-17	108,350	197,000	374,300	3,750	7,500	11,250	2,100	272,025 79,065
Timothy J. Rogelstad	01-Jan-17 02-Feb-17 02-Feb-17	98,725	179,500	341,050	3,150	6,300	9,450	1,700	190,575 64,005
John S. Abbott	01-Jan-17 02-Feb-17 02-Feb-17	91,575	166,500	316,350	3,450	6,900	10,350	1,900	208,725 71,535

(1)	The grant date of all awards is the effective date established by the Compensation Committee and ratified by the independent members of the Board of Directors when approving such awards.

(2)	Represents awards granted to Mr. MacFarlane, Mr. Moug, and Mr. Koeck effective January 1, 2017 under the Executive Annual Incentive Plan and described in the CD&A. The awards are contingent upon Otter Tail Corporation reaching performance targets in three categories of performance (corporate earnings per share, return on equity, and safety) and individual performance. The workplace safety measure is paid at 100% if the target is met. Each executive is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets at least the threshold performance level. Each executive is entitled to receive an award in an amount of 0% to 200% of the target for individual performance awarded at the discretion of the Compensation Committee, subject to ratification by the independent members of the Board of Directors, for Mr. MacFarlane and at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors, for Mr. Moug and Mr. Koeck. This plan and targets are more fully described in the CD&A. The amount actually earned in 2017 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an award granted to Mr. Rogelstad effective January 1, 2017 under the Executive Annual Incentive Plan and described in the CD&A. The award is contingent upon Otter Tail Corporation reaching its performance target on corporate earnings per share, and Otter Tail Power Company reaching performance targets in three categories: net income, return on equity and safety, and individual performance. Mr. Rogelstad is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of Otter Tail Power Company, provided Otter Tail Power Company meets at least the threshold performance level. The workplace safety measure is paid at 100% if the target is met. Mr. Rogelstad is entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The amount actually earned in 2017 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an award granted to Mr. Abbott effective January 1, 2017 under the Executive Annual Incentive Plan and described in the CD&A. The award is contingent upon Otter Tail Corporation reaching its performance target on corporate earnings per share and the Manufacturing Platform reaching performance targets in two categories: (1) net income and safety and (2) individual performance. Mr. Abbott is entitled to receive an award in an amount of 50% to 200% of the target for each financial category based upon the performance of the Manufacturing Platform, provided Manufacturing Platform meets at least the threshold performance level. The workplace safety measure is paid at 100% if the target is met. Mr. Abbott is entitled to receive an award in an amount of 0% to 200% of target for individual performance awarded at the discretion of Mr. MacFarlane and the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The amount actually earned in 2017 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

(3)	Represents grants of performance shares to each of Mr. MacFarlane, Mr. Moug, Mr. Koeck, Mr. Rogelstad, and Mr. Abbott that vest dependent upon the three-year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index (66.7%) and upon Otter Tail Corporation’s meeting a three-year target on adjusted return on equity (33.3%). For Mr. Moug and Mr. Koeck in the event of death, disability, retirement at age 62 or older, or certain departures in connection with a change in control, the performance shares will be paid at target and in the event of resignation for good reason or termination without cause performance shares vest on a pro rata basis based upon the performance against the goal at the time of termination. For Mr. MacFarlane, Mr. Rogelstad, and Mr. Abbott in the event of death, disability, or certain departures in connection with a change in control, performance shares will be paid at target. In the event of retirement at age 62 or on qualification for early retirement, payment if any, will be made according to financial results at the end of the performance period, except that if the executive retires on or before June 30 in the year of the grant, it shall be prorated according to the number of months worked in the year of grant divided by 12. In the event employment is terminated without cause or resignation for good reason, payment, if any, will be made according to financial results at the end of the performance period, prorated according to the number of months employed divided by 36 months. Holders of performance shares do not have any of the rights of a shareholder unless and until they receive common shares. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock units granted to Mr. MacFarlane, Mr. Moug, Mr. Koeck, Mr. Rogelstad, and Mr. Abbott that vest ratably on February 6, 2018, February 6, 2019, February 6, 2020 and February 6, 2021, provided they are employed by Otter Tail Corporation on those dates. For Mr. Moug and Mr. Koeck restricted stock units vest in full upon disability, death, retirement or certain departures in connection with a change in control. For Mr. MacFarlane, Mr. Rogelstad, and Mr. Abbott, restricted stock units vest in full upon disability, death or certain departures in connection with a change in control. Upon retirement at age 62 or on qualification for early retirement, shares shall vest except that, if the executive officer retires on or before June 30 of the calendar year that includes the grant date, the shares vested will be prorated according to the number of months worked in the year of grant divided by 12. The executive officers do not have voting rights in the restricted units and receive cash payments equal to the amount of cash dividends that would have been paid on the shares covered by restricted stock units, subject to forfeiture in certain circumstances.

(5)	The amounts shown represent the grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain total shareholder return benchmarks as compared to peers (66.7%) or certain adjusted return on equity goals (33.3%) as described in the CD&A, the amount may not reflect the value actually provided to the Named Executive Officers. See the CD&A for a more detailed description.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2017 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Stock Awards
Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Charles S. MacFarlane	2017 2016 2015 2014	6,900 7,125 4,000 1,500	306,705 316,706 177,800 66,675	38,250 52,950	1,700,213 2,353,628
Kevin G. Moug	2017 2016 2015 2014	2,500 2,700 1,450 406	111,125 120,015 64,453 18,047	13,500 19,800	600,075 880,110
Timothy J. Rogelstad	2017 2016 2015 2014	1,700 1,800 900 450	75,565 80,010 40,005 20,003	9,450 13,350	420,053 593,408
John S. Abbott	2017 2016 2015	1,900 1,800 900	84,455 80,010 40,005	10,350 13,350	460,058 593,408

(1)	The awards for 2014 are shares of restricted stock that vest ratably (25% per year) over a four-year period. The awards for 2015, 2016 and 2017 are restricted stock units that vest ratably (25% per year) over a four-year period. Market value of restricted stock and restricted stock units equals the closing price of a common share at fiscal year-end ($44.45) multiplied by the number of shares or units.

(2)	The unvested performance shares for Mr. MacFarlane, Mr. Moug, Mr. Rogelstad, and Mr. Abbott are reported at maximum as determined by SEC rules. The actual number of shares paid, which may range from 0% to 150% of target, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2018 and 2019. This typically occurs in February of each year. Market value of performance shares equals the closing price of a common share at fiscal year-end ($44.45) multiplied by the number of shares.

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information on stock vested in 2017 related to the Named Executive Officers and the resulting value realized.

OPTION EXERCISES & STOCK VESTED

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Charles S. MacFarlane	36,330	1,371,790
Kevin G. Moug	17,341	654,342
George A. Koeck[2]	51,267	2,135,423
Timothy J. Rogelstad	10,322	389,656
John S. Abbott	1,050	40,268

(1)	The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of vesting.

(2)	Mr. Koeck retired from Otter Tail Corporation effective January 1, 2018. As a result of his retirement, 5,600 restricted stock units from the 2015, 2016 and 2017 grant awards, 314 shares of restricted stock and 18,600 performance shares from the 2016 and 2017 grant awards vested on an accelerated basis on January 1, 2018 with a realized value of $1,081,987 based on fair market value of $44.1375 per share as of January 2, 2018. Also included are 12,240 performance shares from the 2015 grant award which vested on February 5, 2018 based on a fair market value of $41.325 and realized value of $505,818.

Pension, ESSRP, and Restoration Plus Plans

The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company hired prior to November 1, 2013 (January 1, 2009 for Coyote Station employees) are eligible to participate in the Pension Plan. Benefits for Mr. MacFarlane, Mr. Moug, and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement that produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit will increase by 1% up to a maximum of 110% of the benefit. For Mr. Rogelstad the benefit is determined by multiplying 38% of his final average earnings by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. Rogelstad is determined by using the 30 consecutive months out of the last 10 years prior to his retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, the pension benefit reduces on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Pension Plan does not provide for a lump sum distribution.

Mr. Abbott is not eligible to participate in the Pension Plan.

Mr. Moug, Mr. MacFarlane, Mr. Koeck, and Mr. Rogelstad participate in the ESSRP. Participation in the ESSRP is determined by the Compensation Committee. Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)

A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, provided the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base pay and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. MacFarlane, and Mr. Rogelstad will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, provided the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary or for such longer period of time as the participant lives. Final average earnings for Mr. Moug is defined in the same manner as for Mr. Koeck. Final average earnings for Mr. MacFarlane and Mr. Rogelstad is defined as the average of the total cash payments (base pay and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. MacFarlane, Mr. Koeck, and Mr. Rogelstad are all vested in their benefits under the ESSRP. Mr. Moug and Mr. Koeck were granted an additional 5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates employment prior to retirement with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

Mr. Abbott participates in the Executive Restoration Plus Plan, which is a nonqualified defined contribution plan. The Plan permits a participant to defer up to 50% of salary in 1% increments and up to 100% of annual cash incentive compensation in 1% increments. In addition, subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of the annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that plan year plus 3% of annual compensation to the deferral and retirement accounts for Mr. Abbott, provided he is employed on the last day of the plan year. The Plan provides that each participant makes his or her own investment decisions on the amounts deferred and on the amounts contributed by Otter Tail Corporation and is solely at risk for investment returns. A participant’s elected deferred sub-account will be fully vested at all times. A participant’s employer contributions sub-account will be vested to the same extent he or she is vested in any employer contributions under the Otter Tail Corporation Retirement Savings Plan provided, however, that a participant will become fully vested in their employer contribution sub-account upon death, becoming disabled, or a change in control, provided the date on which the participant becomes fully vested in the employer contributions as a result of any of those events occurs while the participant is actively employed by or associated with Otter Tail Corporation. The Plan was amended in February 2015 to allow for full vesting of employer contributions if retiring at or after age 62 and to allow Otter Tail Corporation to make restorative or other discretionary contributions on behalf of participants.

If a participant separates from service or becomes disabled, the vested portion of the participant’s account will be paid in a lump sum. If a participant dies while still employed, the participant’s vested account will be paid to the participant’s beneficiary in a lump sum payment. The Board of Directors has the right to amend, suspend or terminate the Executive Restoration Plus Plan, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for Mr. Moug, Mr. MacFarlane, Mr. Koeck, and Mr. Rogelstad under the Otter Tail Corporation Pension Plan and ESSRP. Payments made for Mr. Abbott under the Executive Restoration Plus Plan are found on the Non-Qualified Deferred Compensation Table and in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Charles S. MacFarlane	Pension Plan ESSRP	16.08 9.00	730,000 2,438,724	— —
Kevin G. Moug[2]	Pension Plan ESSRP	16.00 14.00	899,000 3,221,794	— —
George A. Koeck[3]	Pension Plan ESSRP	18.33 14.60	1,069,000 2,728,024	— —
Timothy J. Rogelstad	Pension Plan ESSRP	28.50 8.00	1,205,000 1,317,006	— —
John S. Abbott	Pension Plan ESSRP	— —	— —	— —

(1)	The present value of the accumulated benefit for the Pension Plan and ESSRP is calculated in accordance with FASB ASC Topic 715. See Note 10 to the consolidated financial statements in the 2017 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service, which results in an additional accumulated benefit at present value of $1,423,071.

(3)	Includes 3.6 years of additional credited service, which results in an additional accumulated benefit at present value of $651,695.

Non-Qualified Deferred Compensation

The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)[3]	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[4]
Charles S. MacFarlane	98,571	—	219,210	—	1,726,753
Kevin G. Moug	25,860	—	15,035	—	421,019
George A. Koeck	—	—	—	—	—
Timothy J. Rogelstad	25,130	—	7,547	—	64,786
John S. Abbott	166,500	26,164	64,579	—	589,828

(1)	The terms of Otter Tail Corporation’s Non-Qualified Deferred Compensation Plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The amounts reported in the column were contributed into the Executive Restoration Plus Plan, whose terms are described in the Pension, ESSRP and Restoration Plus Plans section. The amounts reported in this column are also reported in the Summary Compensation Table.

(4)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

Potential Termination Payments Upon a Change in Control

Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the Named Executive Officer’s employment without Cause or the Named Executive Officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the Named Executive Officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual incentive compensation (for the two years prior to the termination); (ii) two years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the Named Executive Officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election that results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments Outside a Change in Control

Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Moug and Mr. Koeck. Mr. MacFarlane, Mr. Rogelstad, and Mr. Abbott are participants in the Executive Severance Plan. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of the Named Executive Officer for Cause or if the Named Executive Officer terminates the employment relationship without Good Reason (as defined in the Employment Agreements) the Named Executive Officer will receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of the Named Executive Officer for any other reason, or if the Named Executive Officer terminates the employment relationship for Good Reason, Otter Tail Corporation will pay a severance payment equal to 1.5 times the sum of the Named Executive Officer’s base pay plus his most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the Named Executive Officer. The Executive Severance Plan provides Mr. Rogelstad and Mr. Abbott with a severance payment under similar circumstances equal to 1.5 times the sum of base pay plus the target annual cash incentive payment and for Mr. MacFarlane 2.0 times the sum of base pay plus the target annual cash incentive payment.

The following table presents information regarding potential payments pursuant to the agreements described above and the 2014 Stock Incentive Plan for each of the Named Executive Officers named below assuming the event took place on the last business day of the fiscal year, December 29, 2017.

SUMMARY OF TERMINATION PAYMENTS1, 2

	No Change in Control			Change in Control
Name	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
Charles S. MacFarlane[3]	—	3,570,446	4,035,988	5,571,729
Kevin G. Moug[4]	—	1,300,429	1,942,314	2,854,265
Timothy J. Rogelstad[5]	—	891,223	1,287,189	1,971,601
John S. Abbott[6]	—	906,780	1,240,860	1,831,518

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 30, 2017.

(2)	Mr. Koeck retired from Otter Tail Corporation effective January 1, 2018. As a result of his retirement, 5,600 restricted stock units from the 2015, 2016 and 2017 grant awards, 314 shares of restricted stock, and 18,600 performance shares from the 2016 and 2017 grant awards vested on an accelerated basis on January 1, 2018, with a realized value of $1,081,987 based on fair market value of $44.1375 per share as of January 2, 2018.

(3)	For Mr. MacFarlane, Death/Disability consists of performance shares vesting at target in the amount of $2,702,560 and restricted stock and units vesting in the amount of $867,886; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $1,911,988 and severance in the amount of $2,124,000; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $2,702,560, severance in the amount of $1,912,457, restricted stock and units vesting in the amount of $867,886, three additional years of credited service under the ESSRP in the amount of $48,580 and a health benefit in the amount of $40,246.

(4)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $986,790 and restricted stock and units vesting in the amount of $313,639; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $704,103, restricted stock and units vesting in the amount of $313,639, and severance in the amount of $924,572; Upon Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $986,790, severance in the amount of $1,230,849; restricted stock vesting in the amount of $313,639; three additional years of credited service under the ESSRP in the amount of $284,614; and a health benefit in the amount of $38,373.

(5)	For Mr. Rogelstad, Death/Disability consists of performance shares vesting at target in the amount of $675,640 and restricted stock and units vesting in the amount of $215,583; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $479,439, and severance in the amount of $807,750; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $675,640, severance in the amount of $1,037,118, restricted stock and units vesting in the amount of $215,583, and a health benefit in the amount of $43,261.

(6)

For Mr. Abbott, Death/Disability consists of performance shares vesting at target in the amount of $702,310 and restricted stock units vesting in the amount of $204,470; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $491,610, and severance in the amount of $749,250; Upon a Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $702,310, severance in the amount of $897,088, restricted stock units vesting in the amount of $204,470, and a health benefit in the amount of $27,650.

Compensation Policies and Risk

Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they are not likely to create risk that would have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the Named Executive Officers of Otter Tail Corporation are paid two forms of incentive compensation. Short-term incentives are measured against earnings per share, platform net income, platform return on equity, workplace safety and individual performance. These financial and safety measures are transparent, subject to review and the recoupment policy, and can be verified by audit. Only a portion of short-term incentive, individual performance, is discretionary. Otter Tail Corporation’s long-term incentives are based upon total shareholder return and adjusted return on equity over three years and are transparent and subject to review and the recoupment policy. Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is used for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s employee compensation policies and practices, including those that apply to our executive officers, was considered and discussed first by the executive team, including its Vice President of Human Resources, and then by the Compensation Committee and the Board of Directors.

Pay Ratio Disclosure

Otter Tail Corporation provides fair and equitable compensation to its employees through a combination of competitive base pay, incentives, retirement plans and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. MacFarlane (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. MacFarlane, our President and CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of Otter Tail Corporation (other than our CEO) was $61,561; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,363,331.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 55 to 1.

To determine the pay ratio, we took the following steps:

We determined that as of December 31, 2017, our employee population consisted of approximately 2,242 individuals, all located in the United States. This population consists of our full-time, part-time, temporary and seasonal employees. We excluded a limited number of temporary agency employees, whose compensation is determined by the agency and who are not considered our employees for purposes of the pay ratio calculation.

To identify the median employee, we compared the base pay of our employees as reflected in our payroll records for 2017, which was our measurement period. We selected the determination date and measurement period because they are recent periods for which employee census and compensation information are readily available.

We selected annual salary as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee.

Once we identified our median employee, we calculated such employee’s annual total compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $61,561. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement. Any estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table.

Advisory Vote on Executive Compensation

As required pursuant to Section 14A of the Exchange Act, Otter Tail Corporation is providing its shareholders with a non-binding advisory vote on the compensation of the Named Executive Officers as described in the CD&A and the accompanying tables contained in this Proxy Statement. Otter Tail Corporation asks that you support the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or Otter Tail Corporation. However, the Board of Directors will review the results of your voting and take those results into consideration when making future decisions regarding executive compensation.

As has been described in this Proxy Statement, executive compensation at Otter Tail Corporation is heavily weighted towards pay for performance and focused on driving strong financial performance. Both short-term and long-term incentives have significant performance components attached to them. The Compensation Committee has established targets that permit payment of short-term and long-term incentives only when Otter Tail Corporation’s financial and safety metrics are met. Long-term incentives are tied to Otter Tail Corporation stock performing well in the market and on strong returns on equity. Historically, in years when Otter Tail Corporation has not met its financial and safety targets, the Named Executive Officers have not received short-term incentives or the amount of those incentives has been significantly reduced. Similarly, when Otter Tail Corporation’s stock has not performed well, long-term incentives have not been paid. Short-term and long-term incentives are only paid when Otter Tail Corporation is operating safely and performing well financially and in the market.

Otter Tail Corporation believes it has designed compensation programs that are appropriate to attract and retain talented and dedicated key executives who are focused on Otter Tail Corporation’s performance.

Otter Tail Corporation also believes that the information provided above and in this Proxy Statement demonstrates that its executive compensation programs are appropriate to ensure that the interests of the Named Executive Officers are aligned with the long-term interests of Otter Tail Corporation’s shareholders. Accordingly, Otter Tail Corporation is asking its shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, That the shareholders approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section of the Proxy Statement for the 2018 Annual Meeting of Shareholders, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in such Proxy Statement.”

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of Otter Tail Corporation’s Named Executive Officers. Adoption of this resolution will require the affirmative vote of the majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors (as defined by the Nasdaq Listing Standards) and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Steven L. Fritze, Chair

Karen M. Bohn

Joyce Nelson Schuette

James B. Stake

Ratification of Independent Registered

Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2018. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2018. Shareholder ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if they desire to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2018.

Fees

Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2017 and 2016 are as follows.

Fees for Professional Services

	2017		2016
Total Audit Fees	$1,280,500	(a)	$1,249,968	(b)
Audit-Related Fees	—		—

Total Audit and Audit-Related Fees	1,280,500		1,249,968
Tax Fees	46,060	(c)	95,831	(d)
Other Fees	1,895	(e)	2,000	(e)

Total Fees Paid to Deloitte Entities	$1,328,455		$1,347,799

(a)	2017 audit fees, per engagement letter, of $1,142,500, estimated expenses for 2017 audit of $80,000, $50,000 for additional audit work surrounding the revenue recognition implementation and $8,000 for additional audit work around a software upgrade.

(b)	2016 audit fees, per engagement letter, of $1,090,000, plus $20,000 for additional audit work due to scope changes, and expenses for 2016 audit of $57,668, and $82,300 related to two comfort letters.

(c)	Includes fees for tax planning in the amount of $4,815, tax advice in the amount of $18,347, and tax compliance in the amount of $22,898.

(d)	Includes fees for tax planning in the amount of $8,630, tax advice in the amount of $30,386, and tax compliance in the amount of $56,815.

(e)	Fees related to use of Deloitte’s Accounting Research Tool.

Pre-Approval of Audit/Non-Audit Services Policy

Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.

During 2016 and 2017, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the Directors, nominee for Director, or executive officers of Otter Tail Corporation, certain shareholders and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, Otter Tail Corporation management is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com. For 2017 Otter Tail Corporation is unaware of any related party transactions covered under this policy.

Shareholder Proposals for 2019 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal that may properly be acted upon at the 2019 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at Box 9156, Fargo, North Dakota 58106-9156, on or before November 1, 2018, for inclusion in Otter Tail Corporation’s Proxy Statement and form of proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2019 Annual Meeting of Shareholders but does not wish to include it in the Proxy Statement and form of proxy relating to that meeting or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 9, 2019 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
Box 9156
Fargo, ND 58106-9156

215 South Cascade Street

Box 496

Fergus Falls, Minnesota 56538-0496

Box 9156

Fargo, North Dakota 58106-9156

www.ottertail.com

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

INTERNET/MOBILE – www.proxypush.com/ottr Use the Internet to vote your proxy until 11:59 p.m. (CDT) on April 8, 2018.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on April 8, 2018.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

PLEASE VOTE YOUR PROXY–NOW!

Please date and sign the attached proxy and return it promptly.

This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by Internet or telephone, please do not mail your proxy card.

Please detach here

The Board of Directors Recommends a Vote FOR the Election of Directors, and FOR Proposals 2 and 3.

1. Election of directors:	01 Karen M. Bohn 03 Thomas J. Webb	☐	Vote FOR all nominees	☐	Vote WITHHELD
	02 Charles S. MacFarlane		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote approving the compensation provided to executive officers.	☐ For	☐ Against	☐ Abstain

3. To ratify the appointment of Deloitte & Touche LLP as Otter Tail Corporation’s independent registered public accounting firm for the year 2018.	☐ For	☐ Against	☐ Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors, FOR Proposal 2, and FOR Proposal 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 9, 2018

10:00 a.m. (CDT)

Bigwood Event Center

Country Inn & Suites

925 Western Avenue

(Highway 210 West & Interstate 94)

Fergus Falls, Minnesota

Proxy

Solicited on behalf of the Board of Directors of

OTTER TAIL CORPORATION

The undersigned hereby appoint TIMOTHY J. O’KEEFE and KATHRYN O. JOHNSON (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 9, 2018, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Proposal 1), for the compensation provided to executives as described in the Proxy Statement (Proposal 2 – advisory vote), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 3).

SEE REVERSE SIDE. We encourage you to vote by telephone or Internet. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card; and return it to Equiniti Trust Company in the envelope provided. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 9, 2018

10:00 a.m. (CDT)

Bigwood Event Center

Country Inn & Suites

925 Western Avenue

(Highway 210 West & Interstate 94)

Fergus Falls, Minnesota

Directions to the Otter Tail Corporation Annual Meeting are available in the proxy statement which can be viewed at www.ottertail.com/annual.cfm.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 9, 2018

Notice is hereby given that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Country Inn & Suites, 925 Western Avenue (Highway 210 West & Interstate 94), Fergus Falls, Minnesota on Monday, April 9, 2018, at 10:00 a.m. (CDT).

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Annual Report on Form 10K for the year ended December 31, 2017 and the 2018 Proxy Statement are available at www.ottertail.com/annual.cfm.

If you want to receive a paper copy or an e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before March 28, 2018 to facilitate timely delivery.

Proposals intended to be acted upon at the meeting are listed below.

1.	To elect three directors for three-year terms ending 2021;

2.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in the Proxy Statement;

3.	To ratify the appointment of Deloitte & Touche LLP as Otter Tail Corporation’s independent registered public accounting firm for the year 2018; and

4.	To transact such other business as may properly be brought before the meeting.

The board of directors recommends a vote “FOR” the three nominees for election for three-year terms ending 2021 listed in the Company’s 2018 Proxy Statement, “FOR” Proposal 2, and “FOR” Proposal 3.

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/ottr

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on April 8, 2018.

•	Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

Scan code to the right for mobile voting.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

To request paper copies of the proxy materials, which include the Proxy Card,

Proxy Statement and Annual Report on Form 10-K, please contact us via:

Internet/Mobile – Access the Internet and go to www.investorelections.com/ottr. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com with “Ottr Materials Request” in the subject line.

The email must include:

•	The 11-digit control # located in the box in the upper right hand corner on the front of this notice.

•	Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

•	If you choose email delivery you must include the email address.

•	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.